UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_______________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event

reported): August 26, 2008

Emerson Electric Co.

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(Exact Name of Registrant as Specified in Its Charter)

Missouri --------------------------- (State or Other Jurisdiction of Incorporation)	1-278 ------------------- (Commission File Number)	43-0259330 --------------------------- (I.R.S. Employer Identification Number)

8000 West Florissant Avenue St. Louis, Missouri ---------------------------------------------------- (Address of Principal Executive Offices)	63136 ------------------ (Zip Code)

Registrant’s telephone number, including area code:

(314) 553-2000

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.   Regulation FD Disclosure.

The following information is furnished pursuant to Regulation FD.

Emerson GAAP Underlying Orders – 3 Month Summary

(Percent change. Trailing 3-month average versus prior year.)

	May ‘08	June ‘08	July ‘08
Process Management	+10 to +15	+15	+15 to +20
Industrial Automation	+15 to +20	+20	+15 to +20
Network Power	+10 to +15	+5 to +10	0 to +5
Climate Technologies	0 to +5	+5 to +10	+10 to +15
Appliance and Tools	-5 to 0	-5 to 0	-5 to 0
Total Emerson	+10	+10 to +15	+10

July 2008 Order Comments:

Order growth trends remained strong at 10 percent for the three months ended in July. Orders continued to benefit from the weaker dollar as favorable currency exchange rates contributed approximately 4 percentage points to the increase.

Process Management orders strengthened as energy related market demand remained high. The geographic diversity, broad capabilities and market leading technologies of this segment continued to drive strong order growth rates.

Continued strength in the power generating alternator business contributed to overall order strength for the Industrial Automation business segment. Orders also benefited from the weaker dollar.

Network Power order growth moderated compared to the prior month as the business segment cycles into a period of more difficult comparisons. Strength in the China power systems business was offset by weakness in the financial sector end market and segments of the telecommunications end market.

Climate Technologies orders improved due to the hot weather in the United States and modest heat pump market recovery in Europe. Orders also benefited from more favorable comparisons to the prior year.

Weakness in U.S. residential investment and consumer spending continued to negatively impact the Appliance and Tools business segment.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMERSON ELECTRIC CO. (Registrant)

Date: August 26, 2008	By:	/s/ Timothy G. Westman
Timothy G. Westman Vice President, Associate General Counsel and Assistant Secretary